Exhibit 4.3

HERBALIFE LTD.
AMENDMENT NO. 1
TO
2004 STOCK INCENTIVE PLAN

Pursuant to Section 17 of the Herbalife Ltd. (formerly WH Holdings (Cayman Islands) Ltd.) 2004 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of January 27, 2005:

1.                                       Section 8(e) of the Plan is hereby amended to add the following immediately after the end of the second sentence thereof:

“The restrictions imposed by the immediately preceding sentence shall not apply to Awards of Restricted Stock granted to individuals who are not executive officers of the Company, so long as the aggregate number of Common Shares subject to Restricted Stock Awards granted under the Plan that do not comply with the restrictions of the immediately preceding sentence represents less than 4% of the total number of Common Shares that may be issued pursuant to Restricted Stock Awards under the Plan.”

2.                                       To reflect the change of the corporation’s name, the Plan is hereby amended such that all references in the Plan to WH Holdings (Cayman Islands) Ltd. shall be changed to references to Herbalife Ltd.

Except as modified by this Amendment No. 1, the Plan shall remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, Herbalife Ltd. has caused this Amendment No. 1 to be duly executed as of the day and year first written above.